Exhibit (e)(1)(a)

FORM OF AMENDMENT 8

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 29, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	IndexIQ ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		INDEXIQ ETF TRUST

By:		By:

Name:	Stephen J. Kyllo	Name:	Jomil M. Guerrero

Title:	Senior Vice President & Director	Title:	Vice President

Distribution Agreement Amendment 8

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A to Exhibit 1 of the Agreement is hereby deleted in its entirety and replaced with the following new APPENDIX A:

APPENDIX A

List of Funds

As of the Effective Date1

Active Funds

IQ 500 International ETF

IQ Candriam ESG International Equity ETF

IQ Candriam ESG U.S. Large Cap Equity ETF

IQ Candriam ESG U.S. Mid Cap Equity ETF

IQ CBRE NextGen Real Estate ETF

IQ Chaikin U.S. Large Cap ETF

IQ Chaikin U.S. Small Cap ETF

IQ Clean Oceans ETF

IQ Cleaner Transport ETF

IQ Engender Equality ETF

IQ FTSE International Equity Currency Neutral ETF

IQ Global Equity R&D Leaders ETF

IQ Global Resources ETF

IQ Healthy Hearts ETF

IQ Hedge Event-Driven Tracker ETF

IQ Hedge Long/Short Tracker ETF

IQ Hedge Macro Tracker ETF

IQ Hedge Market Neutral Tracker ETF

IQ Hedge Multi-Strategy Tracker ETF

IQ Merger Arbitrage ETF

IQ Real Return ETF

IQ S&P High Yield Low Volatility Bond ETF

IQ U.S. Large Cap R&D Leaders ETF

IQ U.S. Mid Cap R&D Leaders ETF

Non-Active Funds

IQ Chaikin U.S. Dividend Achievers ETF

IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF

1 For purposes of this Appendix A to Exhibit 1:

a)	“Active Funds” refers to those Funds that are operational as of the date of the Appendix and for which the Distributor has agreed to provide the services set forth in the Distribution Agreement; and
b)	“Non-Active Funds” refers to those Funds that are not operational as of the date of the Appendix and for which the Distributor does not currently provide services. Upon a Non-Active Fund becoming operational, it shall be deemed an Active Fund, unless otherwise agreed to by the parties.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.